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                                                                   EXHIBIT(d)(7)

        THE UNITED STATES LIFE Insurance Company in the City of New York

                     GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

Continuation Guarantee (CG). This rider provides a CG designed to continue Your insurance coverage within defined limits. This benefit is provided by using a Continuation Guarantee Account. While the CG is in effect, the policy will not enter the Grace Period if there is not enough Cash Surrender Value to cover current Monthly Deductions. Even if the policy's Cash Surrender Value is zero, the CG will remain in effect as long as the value of the Continuation Guarantee Account is greater than zero.

Continuation Guarantee Account (CG Account). The CG Account creates an alternate value that is not used in determining actual policy values. It does not provide additional policy value or Death Benefit Proceeds. It is simply a reference value used to determine whether or not the CG is in effect.

The CG Account value is calculated in the same manner as the actual policy value. We determine the CG Account value, however, by using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this alternate value calculation are guaranteed not to change.

Continuation Guarantee Specified Amount (CG Specified Amount). The CG Specified Amount is used only to determine the CG Account value. The CG will have an initial CG Specified Amount. Such initial CG Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount.

Rider Charge. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account value. The charge will be calculated on each Monthly Deduction Day based on the policy's Net Amount at Risk. The monthly rate per $1,000 for this rider will be added to the per $1,000 cost of insurance rate for the base policy. The monthly rate per $1,000 for this rider will be based on the issue age, gender, premium class, and the policy's Death Benefit Option. The monthly rates per $1,000 for the rider will not exceed the guaranteed cost of insurance rates per $1,000 for the base policy. We may use a monthly rate for this rider that is lower than the guaranteed rate.

Charges Deducted from the Continuation Guarantee Account Value. The following charges are not deducted from the Accumulation Value of the policy. They are deducted from the CG Account value and are only used to determine whether or not the CG is in effect.

     Continuation Guarantee Premium Expense Charge. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. The percentage is shown on the Policy Schedule and cannot be changed.

     Continuation Guarantee Monthly Administration Fee. The CG Monthly Administration Fee is shown on the Policy Schedule. This fee will be deducted monthly.

     Continuation Guarantee Monthly Expense Charge. The CG Monthly Expense Charge will be deducted from the CG Account value. Such charge applies to the initial CG Specified Amount and to any increase in the policy's Specified Amount. The CG Monthly Expense Charge for the initial CG Specified Amount is shown on the Policy Schedule. The duration of The charge for the initial CG Specified Amount and any increase in the policy's Specified Amount is also shown on the Policy Schedule. The CG Monthly Expense Charge for any increase in the policy's Specified Amount will be provided in an endorsement to the policy. Any decrease in the policy's Specified Amount will not change the CG Monthly Expense Charge then in effect.



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                                     Page 1

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Continuation Guarantee Cost of Insurance. The CG cost of insurance charge will be deducted monthly from the CG Account value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the table on page 6 of this rider and dividing the result by 1,000.

Net Premium. The term Net Premium as used in this rider means "The premium paid less the CG Premium Expense Charge" except as follows: No CG Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover).

Calculating the Continuation Guarantee Account Value. On each Monthly Deduction Day after the Date of Issue, We will determine the CG Account value as follows:

     1.   We will take the CG Account value as of the last Monthly Deduction
          Day;

     2.   Add the interest earned on such account for the month;

     3.   Add interest credited to amounts equal to policy loans;

     4.   Add loan repayments;

     5. Add all Net Premiums credited to the CG Account since the last Monthly Deduction Day;

     6.   Subtract all policy loans;

     7. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

     8. Subtract the CG Account Monthly Deduction for the policy month following the Monthly Deduction Day.

Continuation Guarantee Account - Monthly Deductions. Each Monthly Deduction includes;

     1.   The cost of insurance for the CG; and

     2. The cost of insurance for benefits provided by riders (excluding this rider); and

     3.   The CG Monthly Administration Fee; and

     4.   The CG Monthly Expense Charge, if any.

Continuation Guarantee Death Benefit Amount. The CG Death Benefit Amount described below is used only to determine the CG Account value.

If You have chosen Option 1, the CG Death Benefit Amount will be the greater of:

     1.   The CG Specified Amount on the date of death; or

     2. The CG Account value plus policy loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

If You have chosen Option 2, the CG Death Benefit Amount will be the greater of:

     1. The CG Specified Amount plus the greater of : (1) zero; and (2) the sum of the CG Account value and policy loans on the date of death; or

     2. The CG Account value plus policy loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

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Continuation Guarantee Net Amount at Risk. The CG Net Amount at Risk equals the
CG Death Benefit Amount less the greater of:

     1.   Zero; and

     2.   The sum of the CG Account value and policy loans:

          a.   Before the cost of insurance deduction is taken; and

          b. After the applicable rider charges, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee deductions are taken.

Continuation Guarantee Interest Rate. The CG Interest Rate for the CG Account is shown on the Policy Schedule. Interest will begin to accumulate as of the date the Net Premium is credited.

Partial Surrenders. The gross amount of any partial surrender will be deducted from the CG Account.

Policy Changes. The CG charges and the CG Interest Rate shown on the Policy Schedule page for the CG may change in the event of an increase in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes in these Policy Schedule pages. A decrease in the policy's Specified Amount will be subject to any applicable Surrender Charges on a pro-rata basis. The CG Account will also be reduced by such Surrender Charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

Continuation Guarantee Account - Policy Loans. When a policy loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to amounts equal to policy loans and loan repayments will be applied to the CG Account.

Automatic Adjustment. On each policy anniversary after the second policy year the CG Account value will be adjusted if the CG Account value on a policy anniversary is less than the sum of:

     1.   The Separate Account Factor multiplied by the separate account value ;
          and

     2. The General Account Factor multiplied by the general account value not offset by a loan.

The CG Account value after the adjustment will be equal to the sum of:

     1. The Separate Account Factor multiplied by the separate account value at the time of the adjustment; and

     2. The General Account Factor multiplied by the general account value not offset by a loan at the time of the adjustment.

The two factors are shown on the Policy Schedule. They are guaranteed and will not change.

Restricted Funds. Certain funds are identified on the Policy Schedule as "Restricted Funds". We will limit the total amount of Accumulation Value less policy loans that may be invested in Restricted Funds to 30% of the policy's total Accumulation Value less policy loans. We do so by requiring You to establish and maintain premium allocation instructions that adhere to the 30% requirement. You also must maintain Automatic Rebalancing.

We reserve the right to modify the list of Restricted Funds if:

     1. A new fund is added to the policy and made available as an investment option;

     2. An existing fund is removed from the policy and is no longer available as an investment option; or

     3.   The investment objective of an existing fund changes.

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Reinstatement.  If the policy lapses this rider may not be reinstated.

Termination. This rider will terminate if:

     1.   The Owner elects to terminate this rider;

     2.   The policy terminates or matures;

     3.   Automatic Rebalancing has been discontinued; or

     4. Automatic Rebalancing percentages are changed allowing for more than 30% of the policy's total Accumulation Value less policy loans to be invested in Restricted Funds.

Policy Provisions Applicable. This rider is subject to all the conditions and provisions of the policy to which it is attached, except as provided herein.

Consideration. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.

                                           President

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         TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES
             PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

POLICY              POLICY
 YEAR      RATE      YEAR       RATE
-------------------------------------
   1      0.0870      44       2.9981
   2      0.0870      45       3.3271
   3      0.0870      46       3.6561
   4      0.0870      47       3.9850
   5      0.0870      48       4.3140
   6      0.0870      49       4.6430
   7      0.0870      50       4.9720
   8      0.0870      51       5.3010
   9      0.0870      52       5.9264
  10      0.0870      53       6.5519
  11      0.0870      54       7.1773
  12      0.0870      55       7.8027
  13      0.0870      56       8.4282
  14      0.0870      57       9.0536
  15      0.0870      58       9.6790
  16      0.0870      59      10.3044
  17      0.0925      60      10.9299
  18      0.1034      61      11.5553
  19      0.1143      62      11.8541
  20      0.1251      63      12.1528
  21      0.1700      64      12.4516
  22      0.1904      65      12.7503
  23      0.2040      66      13.0491
  24      0.2313      67      13.3479
  25      0.2652      68      13.6466
  26      0.2788      69      13.9454
  27      0.3060      70      14.2441
  28      0.3401      71      14.5429
  29      0.3740      72      15.1181
  30      0.4080      73      15.5782
  31      0.7440      74      15.9463
  32      0.8707      75      16.2408
  33      0.9974      76      17.4188
  34      1.1241      77      17.4188
  35      1.2508      78      17.4188
  36      1.3776      79      17.4188
  37      1.5043      80      17.4188
  38      1.6310      81      17.4188
  39      1.7577      82      17.4188
  40      1.8844      83      17.4188
  41      2.0111      84      17.4188
  42      2.3401      85      17.4188
  43      2.6691      86      17.4188

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.



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